Exhibit 99.1

FOR IMMEDIATE RELEASE

Strategic American Oil Provides First Quarter Results and Operational Update

Houston, Texas - Dec 21, 2011 - Strategic American Oil Corporation (OTCBB: SGCA) today announced its fiscal first quarter financial and operational results. Strategic American Oil Corporation is an aggressive, growth oriented energy company with a current focus in Texas, specifically the Company's four fields in Galveston Bay.

Highlights Include:

  Revenue for the quarter was $1.56mm, representing year-over-year growth of 1,400%.

  Assets increased in first quarter by $7.86mm without adding any debt.

  Cash Used in Operations was $83,710 as compared to $250,000 in the previous quarter.

  Net loss of $4.2mm; which includes non-cash acquisition charges of $4.37mm.

  Average reported production in the quarter of approximately 290 gross (230 net) Boe/d.

  As of Nov 30, 2011, production was estimated to be 445 gross (350 net) Boe/d.

  Current leasehold position of approximately 20,099 net acres in Texas and Illinois.

Budget and Liquidity Update

In its consolidated financial statements for the first quarter ended October 31, 2011, Strategic American Oil Corporation reported a total cash balance of $4.74mm. This cash, along with the Company's available bank line, is more than sufficient to meet the budgeted capital requirements for the next year, including the Company's planned drilling, recompletion, and infrastructure improvement programs.

Recent Developments

  Initiated preparations for drilling program in Galveston Bay; first well expected First Quarter 2012.

  Acquired SPE Navigation I, LLC, a private company with over $4mm in liquid assets, 25% working interest and $18.8mm in net discounted proved reserves in Galveston Bay.

  Independent auditors removed "going concern" qualification from SEC filings due to strong and stable financial and operational performance, as well as significantly improved balance sheet.

  Proved Reserves as calculated by independent engineering firm estimated at $77.7mm.

  Through its partner, Core Energy, Strategic recently began the multi-well drilling program in its Illinois project with secondary recovery (waterflood) operations to commence soon.

  Began multi-well recompletion program, with first well already adding approximately $22,000 in net monthly cash flow.

Upcoming Developments

  Continue capital infrastructure improvements and updates in Galveston Bay to increase production, decrease down-time, and improve safety and efficiency.

  Complete initial secondary recovery (waterflood) pilot project in Illinois.

  Drill first of Galveston Bay targets in first calendar quarter of 2012.

  Drill several wells in South Texas to increase production and reserves.

  Continue recompletion program to increase daily production from existing wells.

"Our aim is to continue the rapid growth we have experienced over the last 12 months. We plan to accomplish this through proficient management and development of our existing assets, as well as making prudent acquisitions. We currently have years of projects that can multiply our production and revenues." said Jeremy G. Driver, President and Chief Executive Officer of Strategic American Oil Corporation.

About Strategic American Oil

Strategic American Oil Corporation (OTCBB: SGCA) is a growth oriented oil and gas exploration and production company with operations in Texas, Louisiana, and Illinois.  The Company's team of geologists, engineers, and executives leverage 3D seismic data and other proven exploration and production technologies to locate and produce oil and gas in new and underexplored areas. The Company seeks accretive acquisitions of production, reserves, or other companies that will provide significant growth potential. Further information can be found on the Company's website at www.strategicamericanoil.com.

Corporate Offices:
800 Gessner, Suite 200
Houston, Texas 77024
www.strategicamericanoil.com

Investor Relations:
Investor Awareness, Inc.
Tony Schor or James Foy, 847-945-2222
www.InvestorAwareness.com

Forward-looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which contain words such as "expect," "believe" or "plan," by their nature address matters that are, to different degrees, uncertain. These uncertainties may cause actual future events to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements